Exhibit 99.1

Astrotech Corporation 401 Congress, Suite 1650 Austin, Texas 512.485.9530 fax: 512.485.9531 www.astrotechcorp.com

FOR IMMEDIATE RELEASE

ASTROTECH CORPORATION APPOINTS RAJ MELLACHERUVU AS CHIEF OPERATING OFFICER

Austin, Texas (February 3, 2015) – Astrotech Corporation (Nasdaq:ASTC) today announced that it has appointed Raj Mellacheruvu as Chief Operating Officer ("COO") of the Company. Mr. Mellacheruvu’s appointment is effective as of February 2, 2015.  In this new role, Mr. Mellacheruvu will report to Thomas B. Pickens III, Chairman & CEO of Astrotech Corporation and help lead business operations for Astrotech and its subsidiaries.

"The Board is delighted to appoint Mr. Mellacheruvu as Chief Operating Officer," stated Thomas B. Pickens III, Chairman and Chief Executive Officer of Astrotech Corporation. "Mr. Mellacheruvu brings a wealth of technology productization experience with a strong focus on operational excellence and is uniquely qualified in driving and extending our leadership in the marketplace”.

Mr. Mellacheruvu has over 20 years of experience in start-up and large enterprise environments focused on technology innovation, maximizing P&L performance and full lifecycle product management. Since 2013, he has worked with 1st Detect, a subsidiary of Astrotech Corp., in the capacity of interim COO driving product strategy, management and operational excellence. Prior to working with 1st Detect, Mr. Mellacheruvu served as VP of Products and Strategy at a leading centralized & virtualized computing technology firm in Austin, Texas.

Mr. Mellacheruvu has an MBA in Business Strategy & Finance from Kellogg School of Management, Northwestern University and a Masters in Electrical Engineering from Texas A&M University.

“Astrotech is a market leader with compelling world-class technologies and a dedicated & talented team,“ said Mr. Mellacheruvu.” I am deeply honored and look forward to working with the leadership team to continue to drive sustainable and profitable growth.”

About Astrotech Corporation
Astrotech is a leader in identifying and commercializing space technology for terrestrial use. 1st Detect Corporation is developing what we believe is a breakthrough miniaturized mass spectrometer, the MMS-1000™, while Astrogenetix, Inc. is a biotechnology company utilizing microgravity as a research platform for drug discovery and development. Both are wholly owned subsidiaries of Astrotech Corporation.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Joshua Elbaum

VP, Marketing

+1 (512) 485-9530